UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2026

SOUTHLAND HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41090	87-1783910
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1100 Kubota Drive

Grapevine, TX 76051

(Address of Principal Executive Offices) (Zip Code)

(817) 293-4263

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SLND	NYSE American LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	SLND WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported, Southland Holdings, Inc. and its subsidiaries (the “Company”) are parties to a term loan and security agreement dated as of September 30, 2024 (as amended, the “Credit Agreement”). On March 17, 2026, the Company entered into an assignment and assumption (the “Assignment and Assumption Agreement”) with Callodine Commercial Finance, LLC (the “Resigning Agent”), solely in its capacity as “Agent” under the Credit Agreement, lenders party to the Credit Agreement (individually, an “Assignor,” and collectively, the “Assignors”), the assignees parties thereto (individually, an “Assignee,” and collectively, the “Assignees,” or “Sureties”), and Alana Porrazzo, in her capacity as Trustee of the Southland Collateral Trust, as successor agent. The Assignees include the sureties previously reported by the Company as having advanced funds under general indemnity agreements.

Pursuant to the Assignment and Assumption Agreement, the Company paid the Resigning Agent, for the benefit of the Resigning Agent and the Assignors, approximately $15.4 million with respect to the loans of which approximately $14.4 million consisted of principal and approximately $1.0 million consisted of accrued interest and fees. Also, each Assignor sold and assigned to the Assignees, and each Assignee purchased and assumed from the Assignors, all of each such Assignor’s (i) right, title and interest to loans under the Credit Agreement, and (ii) rights and obligations, solely as a lender, under the Credit Agreement and related loan documents (including the Assignor’s right, title and interest in any collateral securing obligations under the Credit Agreement) (the “Assigned Interest”). The aggregate principal amount of loans comprising the Assigned Interest is approximately $110.0 million, and the Assignees agreed to pay an aggregate purchase price of approximately $110.0 million to the Resigning Agent for the ratable benefit of the Assignors.

Concurrently with the assignment of the Assigned Interests, the delayed draw term loan commitment under the Credit Agreement was terminated and is of no further force or effect.

The foregoing summary of the Assignment and Assumption Agreement does not purport to be complete and is qualified in its entirety by the full text of the Assignment and Assumption Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Additionally, pursuant to side letters executed after the Assignment and Assumption Agreement, the Sureties have agreed to waive quarterly principal and monthly interest payments for all periods until maturity. In addition, the Sureties have agreed to waive any and all defaults and covenant violations under the Credit Agreement. As consideration for the foregoing, the Company has agreed to dispose of idle equipment and other assets and pursue claim collections to use the proceeds from the aforementioned transactions to make payments towards the principal balance of the loan prior to maturity. The Company is actively working with the Sureties on an amendment to the Credit Agreement. There can be no assurances that an amendment to the Credit Agreement will be reached.

Item 8.01 Other Events.

In its industry, the Company is generally required to provide surety performance and payment bonds guaranteeing the Company’s completion of projects and guaranteeing payment to subcontractors and suppliers.

As previously disclosed by the Company in Current Reports on Form 8-K filed on December 31, 2025, January 16, 2026, and February 4, 2026, Berkshire Hathaway Specialty Insurance Company (“Berkshire”), Zurich American Insurance Company (“Zurich”), and Markel Insurance Company (“Markel”), respectively, have agreed to advance funds under general indemnity agreements (“GIAs”) for the payment of bonded construction contract obligations and for the continued progress of such projects.

Pursuant to such GIAs, Berkshire, Zurich, and Markel have collectively advanced an aggregate of approximately $116 million as of the date of this filing. The Sureties have agreed repayment will not be required prior to March 27, 2027. Additionally, the Company is actively working with the Sureties towards a long-term financing arrangement. There can be no assurances that a resolution of a long-term financing arrangement will be reached.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Assignment and Assumption, dated as of March 17, 2026, by and among the Company, Callodine Commercial Finance, LLC, as the Resigning Agent, the Assignors, the Assignees, and Alana Porrazzo, in her capacity as Trustee of the Southland Collateral Trust, as successor agent.
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2026	SOUTHLAND HOLDINGS, INC.

	By:	/s/ Frank S. Renda
		Name:	Frank S. Renda
		Title:	President and Chief Executive Officer

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